United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2010

OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)

Registrant's telephone number, including area code: (650) 635-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[_]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 17, 2010, OXiGENE, Inc. (the "Company") received a notice from The Nasdaq Stock Market ("Nasdaq") stating that the minimum closing bid price of the Company's common stock has been below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with the minimum bid price requirement for continued listing set forth in Marketplace Rule 5450(a)(1).

Nasdaq stated in its letter that, in accordance with Marketplace Rule 5810(c)(3)(A), the Company has been provided an initial grace period of 180 calendar days, or until December 14, 2010, to regain compliance with the minimum bid price requirement. The letter also states that if at any time before December 14, 2010, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide written notification that the Company has achieved compliance with the minimum bid price requirement. At the close of the grace period, if the Company has not regained compliance, it may be eligible for an additional grace period of 180 days if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market. If it is not eligible for an additional grace period, the Company will receive notification that its securities are subject to delisting, and it may then appeal the delisting determination to a Nasdaq Hearings Panel.

The Company intends to monitor the bid price for its common stock between now and December 14, 2010, and consider various options available to the Company if its common stock does not trade at a level that is likely to regain compliance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.

Date: June 18, 2010                                                                                              /s/ James B. Murphy
By: James B. Murphy
Its: Vice President and Chief
Financial Officer